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As Filed with the Securities and Exchange Commission on April 8, 2008

Registration No. 333-144538

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
to

FORM S-1
REGISTRATION STATEMENT
Under
the Securities Act of 1933

EBIX, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	77-0021975 (I.R.S. Employer Identification No.)
5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, (678) 281-2020 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robin Raina
President & Chief Executive Officer
Ebix, Inc.
5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328, (678) 281-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to: Terry F. Schwartz, Esq Smith, Gambrell & Russell, LLP Suite 3100, Promenade II 1230 Peachtree Street, N.E. Atlanta, Georgia 30309 (404) 815-3500

          Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller Reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)(3)	Proposed Maximum Aggregate Offering Price(1)(3)	Amount of Registration Fee(2)

Common Stock, par value $0.10	400,000	$42.62	$17,046,000.00	$523.31

Common Stock, par value $0.10	100,000	$64.37	$ 6,437,000	$197.62

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on July 9, 2007.

(2)
This registration fee was paid with a previous filing of this registration statement.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on November 12, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 8, 2008

PROSPECTUS

Ebix, Inc.

500,000 Shares of Common Stock

        This prospectus relates to the offer and sale from time to time of up to 500,000 shares of our common stock by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of these shares. The selling stockholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        You should carefully consider the "Risk Factors" beginning on page 1 before you decide whether to invest in shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-1 (File No. 333-144538) of Ebix, Inc. (the "Company") is being filed to update and supplement the information contained in the Registration Statement, as originally declared effective by the Commission, to include information contained in the Company's current reports on Forms 8-K and 8-K/A that were filed subsequent to the effectiveness of the Registration Statement. The information included in this filing updates and supplements this Registration Statement and the prospectus contained herein.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information, and if you receive any unauthorized information you should not rely on it. We have not authorized the selling stockholders to make an offer of these shares in any place where the offer is not permitted. The information appearing or incorporated by reference in this prospectus or any prospectus supplement is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

        Our principal executive offices are located at 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328 and our telephone number is (678) 281-2020. Our website is www.ebix.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

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RISK FACTORS

        You should carefully consider the risks, uncertainties and other factors described below, along with all of the other information included or incorporated by reference in this prospectus, including our financial statements and the related notes, before you decide whether to buy shares of our common stock. Any of the following risks could materially and adversely affect our business, financial condition operating results, cash flows and prospects and could negatively impact the value of your investment.

Risks Related To Our Business and Industry

  Because the support revenue that we have traditionally relied upon has been steadily declining, it is important that new sources of revenue continue to be developed.

        The company made a strategic decision a few years back to finish reliance on legacy products and related support services and instead focus on more current technology and services. Our revenue from the support services we offer in connection with our legacy software products has accordingly been decreasing over the course of the past few years. This downward trend in our support revenue makes us dependent upon our other sources of revenue.

  Adverse insurance industry economics could adversely affect our revenues.

        We are dependent on the insurance industry, which may be adversely affected by economic, environmental and world political conditions.

  We may not be able to secure additional financing to support capital requirements when needed.

        We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid market penetration, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Any required additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to meet our strategic business objectives or compete effectively. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interests, and the newly issued securities may have rights superior to those of our common stock. If additional funds are raised by our issuing debt, we may be subject to limitations on our activities.

  Our recent acquisitions of Jenquest Inc. and Telstra eBusiness Services as well as any future acquisitions that we may undertake could be difficult to integrate, disrupt our business, dilute stockholder value and adversely impact our operating results.

        The acquisitions of Jenquest Inc. and Telstra eBusiness Services and other potential future acquisitions, may subject the Company to a variety of risks, including risks associated with an inability to efficiently integrate acquired operations, prohibitively higher incremental cost of operations, outdated or incompatible technologies, labor difficulties, or an inability to realize anticipated synergies, whether within anticipated timeframes or at all; one or more of which risks, if realized, could have an adverse impact on our operations.

  We may not be able to continue to develop new products or services necessary to effectively respond to rapid technological changes.

        To be successful, we must adapt to rapidly changing technological and market needs, by continually enhancing and introducing new products and services to address our customers' changing demands.

        The marketplace in which we operate is characterized by:

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  rapidly changing technology;

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  evolving industry standards;

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  frequent new product and service introductions;

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  shifting distribution channels; and

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  changing customer demands.

        Our future success will depend on our ability to adapt to this rapidly evolving marketplace. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting our market, and we may be unable to effectively adapt to these changes.

  The markets for our products are highly competitive and are likely to become more competitive, and our competitors may be able to respond more quickly to new or emerging technology and changes in customer requirements.

        We operate in highly competitive markets. In particular, the online insurance distribution market, like the broader electronic commerce market, is rapidly evolving and highly competitive. Our insurance software business also experiences competition from certain large hardware suppliers that sell systems and system components to independent agencies, and from small independent developers and suppliers of software, who sometimes work in concert with hardware vendors to supply systems to independent agencies. Our Internet business may also face indirect competition from insurance carriers that have subsidiaries which perform in-house agency and brokerage functions.

        Some of our current competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial and marketing resources than we do. In addition, we believe we will face increasing competition as the online financial services industry develops and evolves. Our current and future competitors may be able to:

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  undertake more extensive marketing campaigns for their brands and services;

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  devote more resources to website and systems development;

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  adopt more aggressive pricing policies; and

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  make more attractive offers to potential employees, online companies and third-party service providers.

  If we are unable to protect our intellectual property, our reputation and competitiveness in the marketplace may be materially damaged.

        We regard our intellectual property in general and our software in particular, as critical to our success. It may be possible for third parties to copy aspects of our products or, without authorization, to obtain and use information that we regard as trade secrets. Existing copyright law affords only limited practical protection, and our software is unpatented.

  If we infringe on the proprietary rights of others, our business operations disrupted, and any related litigation could be time consuming and costly.

        Third parties may claim that we have violated their intellectual property rights. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of key personnel. To the extent that we violate a patent or other intellectual property right of a third party, we may be prevented from operating our business as planned, and we may be required to pay damages, to obtain a license, if available, to use the right or to use a non-infringing method, if possible, to accomplish our objectives.

  We depend on the continued services of our senior management and our ability to attract and retain other key personnel.

        Our future success is substantially dependent on the continued services and continuing contributions of our senior management and other key personnel, particularly Robin Raina, our chief executive officer. The loss of the services of any of our executive officers or other key employees could harm our business. We have no long-term employment agreements with any of our key personnel, nor do we maintain key man life insurance policies on any of our key employees.

        Our future success depends on our ability to continue to attract, retain and motivate highly skilled employees. If we are not able to attract and retain key skilled personnel, our business will be harmed. Competition for personnel in our industry is intense.

  Our international operations are subject to a number of risks that could affect our revenues, operating results, and growth.

        We market our products and services internationally and plan to continue to expand our Internet services to locations outside of the United States. 27% of our 2007 revenues were generated from our foreign subsidiaries. We currently conduct operations in Australia, New Zealand, and Singapore, and have product development activities and call center services in India. Our international operations are subject to other inherent risks, including:

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  the impact of recessions in foreign economies on the level of consumers' insurance shopping and purchasing behavior;

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  greater difficulty in collecting accounts receivable;

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  difficulties and costs of staffing and managing foreign operations;

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  reduced protection for intellectual property rights in some countries;

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  seasonal reductions in business activity;

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  burdensome regulatory requirements;

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  trade and financing barriers, and differing business practices;

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  fluctuations in exchange rates;

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  potentially adverse tax consequences; and

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  political and economic instability.

        Furthermore, our entry into additional international markets requires significant management attention and financial resources, which could divert management's attention to existing business operations.

  Our financial results may be adversely affected by the weakening U.S. Dollar and fluctuations in currency exchange rates.

        We will be exposed to currency exchange risk with respect to the U.S. dollar in relation to the foreign currencies in the countries because a significant portion of our operating expenses are incurred in foreign countries. This exposure may increase if we expand our operations in overseas. We have not entered into any hedging arrangements to protect our business against currency fluctuations. We will monitor changes in our exposure to exchange rate risk that result from changes in our business situation. If we do not enter into effective hedging arrangements in the future, our results of operations and financial condition could be materially and adversely affected by fluctuations in foreign currency exchange rates.

Risks Relating to Regulation and Litigation

  Federal Trade Commission laws and laws and regulations that govern the insurance industry could expose us or the agents, brokers and carriers with whom participate in our online marketplace to legal penalties.

        We perform functions for licensed insurance agents, brokers and carriers and are, therefore, required to comply with complex regulations that vary from state to state and nation to nation. These regulations can be difficult to comply with, and can be ambiguous and open to interpretation. If we fail to properly interpret and/or comply with these regulations, we, the insurance agents, brokers or carriers doing business with us, our officers, or agents with whom we contract could be subject to various sanctions, including censure, fines, cease-and-desist orders, loss of license or other penalties. This risk, as well as other laws and regulations affecting our business and changes in the regulatory climate or the enforcement or interpretation of existing law, could expose us to additional costs, including indemnification of participating insurance agents, brokers or carriers, and could require changes to our business or otherwise harm our business. Furthermore, because the application of online commerce to the consumer insurance market is relatively new, the impact of current or future regulations on our business is difficult to anticipate. To the extent that there are changes in regulations regarding the manner in which insurance is sold, our business could be adversely affected.

Risks Related to Our Conduct of Business on the Internet

  Any disruption of our Internet connections could affect the success of our Internet based products.

        Any system failure, including network, software or hardware failure, that causes an interruption in our network or a decrease in the responsiveness of our website could result in reduced user traffic and reduced revenue. Continued growth in Internet usage could cause a decrease in the quality of Internet connection service. Websites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet network infrastructure. In addition, there have been several incidents in which individuals have intentionally caused service disruptions of major e-commerce websites. If these outages, delays or service disruptions frequently occur in the future, usage of our website could grow more slowly than anticipated or decline, and we may lose revenues and customers.

        If the Internet data center operations that host any of our websites were to experience a system failure, the performance of our website would be harmed. These systems are also vulnerable to damage from fire, floods, earthquakes, acts of terrorism, power loss, telecommunications failures, break-ins and similar events. The controls implemented by our third-party service providers may not be to prevent or timely detect such system failures. Our property and business interruption insurance coverage may not be adequate to fully compensate us for losses that may occur. In addition, our users depend on Internet service providers, online service providers and other website operators for access to our website. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

  Concerns regarding security of transactions or the transmission of confidential information over the Internet or security problems we experience may prevent us from expanding our business or subject us to legal exposure.

        If we do not maintain sufficient security features in our online product and service offerings, our products and services may not gain market acceptance, and we could be exposed to legal liability. Despite the measures that we have or may take, our infrastructure will be potentially vulnerable to physical or electronic break-ins, computer viruses or similar problems. If a person circumvents our security measures, that person could misappropriate proprietary information or disrupt or damage our operations. Security breaches that result in access to confidential information could damage our reputation and subject us to a risk of loss or liability. We may be required to make significant expenditures to protect against or remediate security breaches. Additionally, if we are unable to adequately address our customers' concerns about security, we may have difficulty selling our products and services.

  Uncertainty in the marketplace regarding the use of Internet users' personal information, or proposed legislation limiting such use, could reduce demand for our services and result in increased expenses.

        Concern among consumers and legislators regarding the use of personal information gathered from Internet users could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. Legislation has been proposed that would limit the users of personal identification information of Internet users gathered online or require online services to establish privacy policies. Many state insurance codes limit the collection and use of personal information by insurance agencies, brokers and carriers or insurance service organizations. Moreover, the Federal Trade Commission has settled a proceeding against one online service that agreed in the settlement to limit the manner in which personal information could be collected from users and provided to third parties.

  Future government regulation of the Internet could place financial burdens on our businesses.

        Because of the Internet's popularity and increasing use, new laws and regulations directed specifically at e-commerce may be adopted. These laws and regulations may cover issues such as the collection and use of data from website visitors and related privacy issues; pricing; taxation; telecommunications over the Internet; content; copyrights; distribution; and domain name piracy. The enactment of any additional laws or regulations, including international laws and regulations, could impede the growth of revenue from our Internet operations and place additional financial burdens on our business.

Risks Related To Our Common Stock

  The price of our common stock may be extremely volatile.

        In some future periods, our results of operations may be below the expectations of public market investors, which could negatively affect the market price of our common stock. Furthermore, the stock market in general has experienced extreme price and volume fluctuations in recent years. We believe that, in the future, the market price of our common stock could fluctuate widely due to variations in our performance and operating results or because of any of the following factors:

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  announcements of new services, products, technological innovations, acquisitions or strategic relationships by us or our competitors;

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  trends or conditions in the insurance, software, business process outsourcing and Internet markets;

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  changes in market valuations of our competitors; and

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  general political, economic and market conditions.

        In addition, the market prices of securities of technology companies, including our own, have been volatile and have experienced fluctuations that have often been unrelated or disproportionate to a specific company's operating performance. As a result, investors may not be able to sell shares of our common stock at or above the price at which an investor purchase paid. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If any securities litigation is initiated against us, we could incur substantial costs and our management's attention could be diverted from our business.

  Quarterly and annual operating results may fluctuate, which could cause our stock price to be volatile.

        Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular period. You should not rely on our results of operations during any particular period as an indication of our results for any other period. Factors that may affect our periodic results may include the loss of a significant insurance agent, carrier or broker relationship or the merger of any of our participating insurance carriers with one another.

        Our operating expenses are based in part on our expectations of our future revenues and are partially fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

  The significant concentration of ownership of our common stock will limit an investor's ability to influence corporate actions.

        The concentration of ownership of our common stock may limit an investor's ability to influence our corporate actions and have the effect of delaying or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock. At March 27, 2008 Brit Insurance Holdings PLC beneficially owned 730,163 shares representing 21% of our outstanding common stock and, together with our executive officers, directors, and owners of at least 5% of our common stock beneficially owned approximately 82% of our outstanding common stock. At December 31, 2007 institutional and mutual funds owed approximately 34% of our common stock. As a result, those stockholders, if they act together, are able to control all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions and amendments to our articles of incorporation. These stockholders may use their ownership position to approve or take actions that are adverse to interests of other investors or prevent the taking of actions that are consistent with their respective interests.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference certain "forward-looking statements" that reflect our current beliefs and expectations about our future results, performance, financial condition, liquidity and capital resources, prospects and opportunities. Forward-looking statements may be identified by the use of terms such as "anticipates," "expects," "believes," "estimates," "plans," "intends," "may," "will," or "should" or similar expressions or by discussions of strategy. These statements are subject to various risks, uncertainties and other factors that could cause our actual results, performance, financial condition, liquidity and capital resources, prospects and opportunities to differ materially from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include the risk factors discussed above, in any prospectus supplement and in any of the documents incorporated by reference. You should not place any undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET PRICE OF COMMON STOCK

        Our common stock, par value $0.10, is currently listed on the Nasdaq Global Market under the stock symbol "EBIX". The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock as reported on the Nasdaq Global Market.

	High	Low
Year Ended December 31, 2008
First Quarter	$77.50	$62.01
Year Ended December 31, 2007
First Quarter	$29.00	$24.52
Second Quarter	$42.00	$29.07
Third Quarter	$52.90	$37.64
Fourth Quarter	$73.19	$46.86
Year Ended December 31, 2006
First Quarter	$20.71	$18.40
Second Quarter	$21.50	$16.53
Third Quarter	$20.50	$14.90
Fourth Quarter	$28.91	$20.10

        On March 31, 2008, the last reported sales price of our common stock on the Nasdaq Global Market was $74.00.

USE OF PROCEEDS

        The selling stockholders are offering all of the shares of our common stock covered by this prospectus. We will not receive any proceeds from the sale of these shares.

SELLING STOCKHOLDERS

        The following table provides information with respect to the common stock beneficially owned by the selling stockholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. The common stock listed below may be offered from time to time by the selling stockholders named below.

        Under the terms of a share purchase agreement, Luxor Capital Partners LP acquired from us 163,600 shares of our common stock in exchange for $5,439,700 in cash and Luxor Capital Partners Offshore, Ltd. acquired from us 236,400 shares of our common stock in exchange for $7,860,300 in cash, for an aggregate offering price of $13.3 million. Under the terms of a purchase agreement with another one of our stockholders, Luxor Capital Partners, L.P. acquired 43,650 shares of our common stock and Luxor Capital Partners Offshore, Ltd. acquired 56,350 shares of our common stock. Under the terms of a purchase agreement with another one of our stockholders affiliates of Luxor Capital Partners LP and Luxor Capital Partners Offshore Ltd. also acquired shares of our common stock. LCG Select Offshore, Ltd. acquired 68,205 shares of our common stock, LCG Select, LLC acquired 14,060 shares of our common stock, Altma Fund SICAV PLC acquired 8,928 shares of our common stock and Atlas Master Fund, Ltd. acquired 8,807 shares of our common stock. As a result of all of these transactions, at March 27, 2008, Luxor Capital Partners, LP owned 6.1% of our outstanding common stock, Luxor Capital Partners Offshore, Ltd. owned 8.5% of our outstanding common stock, LCG Select Offshore, Ltd. owned 2.0% of our common stock, LCG Select, LLC owned 0.4% of our common stock, Altma Fund SICAV PLC owned 0.3% of our common stock, and Atlas Master Fund, Ltd. owned 0.2% of our common stock.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under This Prospectus	Number of Shares of Common Stock To Be Owned After the Termination of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
Luxor Capital Partners, LP(1)(2)	207,250	6.1%	207,250	(3)	(3)
Luxor Capital Partners Offshore, Ltd.(1)(2)	292,750	8.5%	292,750	(3)	(3)

(1)
Luxor Capital Group, LP ("Luxor Capital Group") is a registered investment advisor and acts as the investment manager of Luxor Capital Partners, LP, Luxor Capital Partners Offshore, Ltd., LCG Select Offshore, Ltd, LCG Select, LLC, Altma Fund SICAV PLC, and Atlas Master Fund, Ltd. Luxor Management, LLC ("Luxor Management") is the general partner of Luxor Capital Group. Mr. Christian Alexander Leone is the managing member of Luxor Management. LCG Holdings, LLC ("LLC Holdings") is the general partner of Luxor Capital Partners, LP. Mr. Leone is the managing member of LCG Holdings. The selling stockholders are neither broker-dealers nor affiliates of broker-dealers.

(2)
Luxor Capital Group, Luxor Management and Mr. Leone may each be deemed to indirectly beneficially own the shares of common stock held by Luxor Capital Partners, LP, Luxor Capital Partners Offshore, Ltd., LCG Select Offshore, Ltd, LCG Select, LLC, Altma Fund SICAV PLC, and Atlas Master Fund, Ltd. LCG Holdings may be deemed to indirectly own the shares of common stock owned by Luxor Capital Partners, LP. For purposes of this Form S-1, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone each disclaim ownership of the shares of common stock owned by Luxor Capital Partners, LP, Luxor Capital Partners Offshore, Ltd., LCG Select Offshore, Ltd, LCG Select, LLC, Altma Fund SICAV PLC, and Atlas Master Fund, Ltd. except to the extent of their pecuniary interest therein.

(3)
Because (a) the selling stockholders may offer all or some of the shares of our common stock that they hold in the offering contemplated by this prospectus, (b) the offering of shares of our common stock is not being underwritten on a firm commitment basis, and (c) the selling stockholders could purchase additional shares of our common stock from time to time, no estimate can be given as to the number of shares or percent of our common stock that will be held by the selling stockholders upon termination of the offering.

        We have not had a material relationship with the selling stockholders in the past three years and have not had any securities transactions other than the sale related to this filing.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered, sold, or distributed from time to time by the selling stockholders named in this prospectus. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices, or at fixed prices, which may be changed. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. We are not aware that any selling stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of our common stock.

        The selling stockholders may offer their shares at various times in one or more of the following transactions:

  •
  in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

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  in transactions involving cross or block trades or otherwise on any national securities exchange or quotation system, such as the NASDAQ Global Market, on which our common stock may be listed or quoted;

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  in an over-the-counter distribution in accordance with the rules of the NASDAQ Stock Market;

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  in transactions in which brokers, dealers, or underwriters purchase the shares as principals and resell the shares for their own accounts pursuant to this prospectus;

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  in transactions "at the market" to or through market makers in our common stock;

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  in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

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  through transactions in options, swaps, or other derivatives that may or may not be listed on an exchange;

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  in privately negotiated transactions;

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  in transactions to cover short sales; or

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  in a combination of any of the foregoing transactions.

        In addition, the selling stockholders also may sell their shares in private transactions or in accordance with Rule 144 under the Securities Act rather than under this prospectus.

        From time to time, the selling stockholders may pledge or grant a security interest in some or all of the shares they own. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. If the selling stockholders donate or otherwise transfer their shares, the number of shares they beneficially own will decrease as and when they take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, or other successors in interest will be selling stockholders for purposes of this prospectus.

        The selling stockholders may use brokers, dealers, underwriters, or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts, or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. In addition, the broker-dealers' or their affiliates' commissions, discounts, or concessions may qualify as underwriters' compensation under the Securities Act. Neither we, nor the selling stockholders, can presently estimate the amount of that compensation. We will make copies of this prospectus and any supplements or amendments hereto available to the selling stockholders or any of its agents or broker-dealers for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

        The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and referred to in this prospectus as the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the availability of any person or entity to engage in market-making activities with respect to the shares.

        Under our agreement with the selling stockholders, we are required to bear the expenses relating to the registration of this offering, other than fees and expenses of counsel for the selling stockholders. The selling stockholders will bear any underwriting discounts or commissions, brokerage fees or stock transfer taxes. We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act and the Exchange Act. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving the shares of common stock against certain liabilities, including liabilities arising under the Securities Act and the Exchange Act.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our Certificate of Incorporation, which has been publicly filed with the SEC and is reproduced as an Exhibit to this registration statement. This summary is not intended to give full effect to provisions of statutory common law. We urge you to review the following documents because they, and not this summary, define your rights as a holder of shares of common stock or preferred stock:

  •
  The Delaware General Corporation Law, as it may be amended from time to time;

  •
  Our certificate of incorporation, as it has been amended to date and as it may be amended or restated from time to time, and

  •
  Our by-laws, as they may be amended or restated from time to time.

General

        We have 10,000,000 shares of authorized common stock and 500,000 shares of authorized preferred stock. As of March 27, 2008, there were 3,424,079 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all of the directors standing for election. Subject to preferences that may be applicable to shares of preferred stock then outstanding, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividends. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any. Our common stock has no preemptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid. Our certificate of incorporation and by-laws provide further information about our capital stock.

Preferred Stock

        We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our certificate of incorporation, as amended to date, that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our certificate of incorporation, as amended to date.

        Our board of directors is authorized to issue up to 500,000 shares of preferred stock in one or more series. Our board of directors has the discretion to determine the number of shares of preferred stock to be included in each series as well as to determine the dividend, voting, conversion, redemption, liquidation and other rights, preferences and limitations of our preferred stock. The rights of the holders of common stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that we may designate and issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate actions, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Transfer Agent

        The transfer agent and registrar for our common stock is Mellon Investor Services, 200 West Monroe Street, Suite 1590, Chicago, Illinois 60606.

Delaware anti-takover law and charter and bylaw provisions

        Provisions of Delaware law and our by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

        We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, those provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  The transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

  •
  Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  On or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years, did own, 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Registration Rights

        Under the terms of the shares purchase agreement, we agreed to file, as soon as practicable after the closing of the private placement, a registration statement registering the shares purchased by the investors in the private placement. We also agreed to use our reasonable best efforts to cause the SEC to notify us of the SEC's willingness to declare such registration statement effective on or before 120 days after the closing, and to cause the shares to be duly listed for trading on the Nasdaq Global Market concurrently with the effectiveness of such registration statement. In addition, we agreed to take such action as may be necessary to keep the registration statement effective until the earlier of (1) the date on which the shares may be resold without registration and without regard to any volume limitations of Rule 144(k) of the Securities Act, (2) all of the shares have been sold pursuant to the registration statement or Rule 144 of the Securities Act, or (3) the second anniversary of the closing date of the private placement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

	Common Stock
Name of Beneficial Owner(1)	Ownership	Percent of Class
BRiT Insurance Holdings PLC(2)	830,163	21.3%
Rennes Foundation(3)	311,977	9.1%
Luxor Capital Group, LP(4)	600,000	17.5%
CF Epic Insurance and General Fund(5)	222,223	6.5%
Robin Raina(6)	468,192	13.7%
Pavan Bhalla(7)	6,375	*	%
Hans Ueli Keller(8)	6,150	*	%
Hans U. Benz(9)	2,625	*	%
Neil D. Eckert(10)	2,500	*	%
Rolf Herter(11)	2,001	*	%
Carl Serger(12)	—	*	%
Robert Kerris(13)	—	*	%
All directors, executive officers and nominees as a group (8 persons)		14.2%

*
Less than 1%.

(1)
The following table sets forth, as of March 27, 2008 the ownership of our Common Stock by each of our directors, by all of our current executive officers and directors as a group, and by all persons known to us to be beneficial owners of more than five percent of our Common Stock. The information set forth in the table as to the current directors, executive officers and principal stockholders is based, except as otherwise indicated, upon information provided to us by such persons. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares shown below as beneficially owned by such person.

(2)
The address of BRiT Insurance Holdings PLC is 55 Bishopsgate, London, EC2N 3AS, United Kingdom.

(3)
The address of the Rennes Foundation is Aeulestrasse 38, FL 9490 Vaduz, Principality of Liechtenstein. The address set forth in the table as to this stockholder are based on a Schedule 13G/A filed by this stockholder on February 12, 2004.

(4)
Ownership consists of shares of the Company's common stock beneficially owned by Luxor Capital Partners, LP, Luxor Capital Partners Offshore, Ltd., Luxor Capital Group, LP, Luxor Management, LLC, LCG Holdings, LLC and Christian Leone (collectively "Luxor"), as investment managers and investment advisers as disclosed on its joint filing on Schedule 13G dated June 13, 2007 as filed with the SEC. The address of Luxor Capital Partners, LP, Luxor Capital Group, LC, Luxor Management, LLC, LCG Holdings, LLC and Christian Leone is 767 Fifth Avenue, 19th Floor, New York, New York 10153, and the address of Luxor Capital Partners Offshore, Ltd. is M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(5)
The address of CF Epic Insurance and General Fund is c/o Simon Shaw, Investment Manager, 55 Bishopsgate, London, EC2N 3AS, United Kingdom.

(6)
Mr. Raina's ownership includes 29,113 shares of restricted stock as well as options to purchase 432,501 shares of our common stock which are exercisable as of March 27, 2008, or that will become exercisable within 60 days after that date. The address of Mr. Raina is 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328.

(7)
Mr. Bhalla's ownership includes options to purchase 6,375 shares of our common stock which are exercisable as of March 27, 2008, or that will become exercisable within 60 days after that date.

(8)
Mr. Keller's ownership includes options to purchase 6,150 shares of our common stock which are exercisable as of March 27, 2008, or that will become exercisable within 60 days after that date.

(9)
Mr. Benz's ownership includes options to purchase 2,500 shares of our common stock which are exercisable as of March 27, 2008, or that will become exercisable within 60 days after that date.

(10)
Mr. Eckert's ownership includes options to purchase 2,375 shares of our common stock which are exercisable as of March 27, 2008, or that will become exercisable within 60 days after that date.

(11)
Mr. Herter's ownership includes options to purchase 2,500 shares of our common stock which are exercisable as of March 27, 2008, or that will become exercisable within 60 days after that date.

(12)
Mr. Serger's ownership includes options to purchase 0 shares of our common stock which are exercisable as of March 27, 2008, or that will become exercisable within 60 days after that date.

(13)
Mr. Kerris' ownership includes options to purchase 0 shares of our common stock which are exercisable as of March 27, 2008, or that will become exercisable within 60 days after that date.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings over the Internet at the SEC's home page at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus is part of a registration statement we have filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus.

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 31, 2008;

  •
  Our current reports on Forms 8-K and 8-K/A filed January 2, 2008, January 15, 2008, January 18, 2008, February 7, 2008, March 10, 2008, March 19, 2008, and March 27, 2008;

  •
  Our proxy statement on Schedule 14A, as filed with the SEC on October 25, 2007; and

  •
  Our by laws included as Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 2, 2001.

        You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and phone number:

    Ebix, Inc.
    Attn: Investor Relations
    5 Concourse Parkway, Suite 3200,
    Atlanta, Georgia, 30328
    (678) 281-2020

        All of the documents that have been incorporated by reference in this prospectus may be accessed via the Internet at www.ebix.com.

LEGAL MATTERS

        The validity of the shares of our common stock that are covered by this prospectus has been passed upon for us by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

        The 2006 and 2005 financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

        The 2007 financial statements and schedules incorporated by reference in this Prospectus have been audited or reviewed as appropriate by Miller Ray Houser & Stewart, LLP (subsequently acquired by independent registered public accounting firm Habif, Arogeti & Wynne, LLP), an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

        The financial statements of Telstra eBusiness Services and schedules incorporated by reference in this prospectus have been audited by Baker Tilly Pitcher Partners, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the Registration Statement. All amounts except for the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission registration fee	$721
Legal fees and expenses	31,000
Accounting fees and expenses	61,000
Miscellaneous expenses	1,000

Total expenses	$93,721

ITEM 14. Indemnification of Directors and Officers.

        Section 102(b)(7) of the Delaware General Corporation Law grants the Registrant the power to limit the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty. Article XI of the Registrant's Certificate of Incorporation, as amended, provides for the limitation of personal liability of the directors of the Registrant as follows:

            A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article XI becomes effective.

        Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify its directors, officers, employees and agents against liability arising out of their respective capacities as directors, officers, employees or agents. Article VII of the Registrant's Bylaws provides that the Registrant shall indemnify any person who is serving as a director, officer, employee or agent of the Registrant or of another entity at the request of the Registrant against judgments, fines, settlements and other expenses incurred in such capacity if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In the event of an action or suit by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        The Registrant has a directors' and officers' liability insurance policy.

        The above discussion is qualified in its entirety by reference to the detailed provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law and the Registrant's Certificate of Incorporation, as amended, and Bylaws.

ITEM 15. Recent Sales of Unregistered Securities.

        On June 1, 2007, the Company entered into a share purchase agreement (the "Share Purchase Agreement") to sell 400,000 shares (the "Shares") of unregistered common stock at $33.25 per share to Luxor Capital Partners, LP, a Delaware limited partnership, and Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company. The purchase price represented a premium to the 30-day average closing price of Ebix common stock on the date of the sale. Under the terms of the Share Purchase Agreement, Luxor Capital Partners LP acquired 163,600 shares of the Company's common stock in exchange for $5.4 million in cash and Luxor Capital Partners Offshore, Ltd. acquired 236,400 shares of the Company's common stock in exchange for $7.9 million in cash, for an aggregate offering price of $13.3 million. As a result, at June 4, 2007, Luxor Capital Partners, LP owned approximately 5% of the Company's outstanding common stock and Luxor Capital Partners Offshore, Ltd. owned approximately 7% of the Company's outstanding common stock. During the third quarter of 2007, while the company was clearing comments received from the Securities and Exchange Commission on this Form S-1 registration statement, the purchaser requested an additional 100,000 purchased shares be included in this filing. Please see the "Selling Stockholders" section of this registration statement for additional information.

        On December 13, 2007 the Company entered into a share purchase agreements (the "Share Purchase Agreements") to sell 38,462 shares and 38,461 shares of our unregistered common stock at $58.50 per share and for an aggregate offering price of $4.5 million to The Lebowitz Family Trust and Daniel M. Gottlieb, respectively, both "accredited investors" within the meaning of Rule 501 of Regulation D. The purchase price represented a premium to the 30-day average closing price of Ebix common stock on the date of the sale.

        On December 18, 2007, the Company entered into a Secured Convertible Note Purchase Agreement with Whitebox VSC, Ltd. in the original principal amount of $20.0 million, which amount is convertible into shares of Common Stock at a price of $63.84 per share, subject to certain adjustments as set forth in the note. The Note is convertible, in whole or in part, into shares of Common Stock at the option of Whitebox, at any time and from time to time (subject to certain conversion limitations set forth in the Note), at the Conversion Price. Further, in the event of a change of control of the Company, as defined in the Note, in addition to any other rights Whitebox may have, Whitebox has the right to put the then-outstanding principal amount of the Note (including any accreted interest) to the Company. Upon the exercise of this put right, the Company is required to pay to Whitebox an amount in cash equal to 110% multiplied by the greater (i) the then-outstanding principal amount of the Note (including any accreted interest) or (ii) the listed or quoted average price of the Common Stock on the trading market on which the Common Stock is then listed for trading for the 20 trading days preceding the change in control multiplied by the number of shares into which the Note is then entitled to be converted. The Company has the option to cause a mandatory conversion and the subsequent surrender of the Note at a Conversion Price of $63.84 per share, if the average price of the Company's Common Stock on the trading market exceeds $128.00 for any consecutive 30 trading days.

        On December 20, 2007 the Company entered into a share purchase agreements (the "Share Purchase Agreements") to sell 20,000 shares of our unregistered common stock at $58.50 per share and for an aggregate offering price of $1.17 million to The Morris M. Ostin 2006 Annuity Trust, an "accredited investors" within the meaning of Rule 501 of Regulation D. The purchase price represented a premium to the 30-day average closing price of Ebix common stock on the date of the sale.

        The following table provides information regarding our repurchases of shares of its common stock during the past three years.

Period	Shares Purchased	Average Price Paid Per Share	Shares Purchased as Part of Publicly Announced Programs	Maximum Shares that May Yet be Purchased Under Publicly Announced Program
June 2006(1)	1,102	$17.88	1,102	—
July 2006(1)	6,079	$16.59	6,079	—
August 2006(1)	1,709	$16.22	1,709	—

(1)
On June 2, 2006, the Board of Directors of Ebix, Inc. announced a share repurchase plan to acquire up to $1 million of the Company's current outstanding shares of common stock. Under the terms of the Board's authorization, the Company retains the right to purchase up to $1 million in shares but does not have to repurchase this entire amount.

        The repurchase plan's terms have been structured to comply with the SEC's Rule 10b-18, and is subject to market conditions and applicable legal requirements. The program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time. All purchases will be on the open market and are expected to be funded from existing cash.

        For the year ended December 31, 2006, the Company repurchased 8,890 shares of common stock at prices ranging from $15.00 to $18.50. Total expenditures under the repurchase plan were $148,560. The Company has not repurchased any shares of common stock since September 30, 2006.

        On March 21, 2008, the board of directors of Ebix, Inc. ("Ebix" or the "Company") ratified an increase in the Company's ability to repurchase its own current outstanding shares of common stock from an aggregate of $1 million to $5 million. Under the terms of the board's authorization, Ebix retains the right to purchase up to $5 million in shares but does not have to repurchase this entire amount. All repurchases are expected to be funded from existing cash.

ITEM 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Exhibit
3.1**	Certificate of Incorporation, as amended, of Ebix, Inc.
3.2**	Bylaws of Ebix, Inc. (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
5.1**	Opinion of Smith, Gambrell & Russell, LLP.
10.1**	Share Purchase Agreement between Ebix and Luxor Capital Partners, LP and Luxor Capital Partners Offshore, Ltd. and dated June 1, 2007
23.1*	Consent of Habif, Arogeti & Wynne, LLP (acquirer of former company independent public accounting firm Miller Ray Houser & Stewart, LLP)
23.2*	Consent of BDO Seidman, LLP
23.3*	Consent of Baker Tilly Pitcher Partners
23.4**	Consent of Smith, Gambrell & Russell, LLP (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on the signature page hereto).

*
Filed herewith.

**
Previously filed.

ITEM 17. Undertakings

A.
The Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 8th day of April, 2008.

Ebix, Inc.
By:	/s/ ROBIN RAINA Robin Raina President, Chief Executive Officer and Chairman of the Board of Directors

POWERS OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on April 8, 2008 by the following persons in the capacities indicated.

Signature	Title

/s/ ROBIN RAINA Robin Raina	Chairman of the Board, President and Chief Executive Officer (principal executive officer)
/s/ ROBERT KERRIS Robert Kerris	Chief Financial Officer and Corporate Secretary (principal financial and accounting officer)
* Pavan Bhalla	Director
* Hans Benz	Director
* Neil Eckert	Director
* Rolf Herter	Director
* Hans Ueli Keller	Director
*By:	/s/ ROBIN RAINA Robin Raina, pursuant to a power of attorney

INDEX TO EXHIBITS

Exhibit Number	Exhibit
23.1	Consent of Habif, Arogeti & Wynne, LLP
23.2	Consent of BDO Seidman, LLP
23.3	Consent of Baker Tilly Pitcher Partners

QuickLinks

Ebix, Inc. 500,000 Shares of Common Stock
EXPLANATORY NOTE
TABLE OF CONTENTS
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET PRICE OF COMMON STOCK
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWERS OF ATTORNEY
INDEX TO EXHIBITS